Exhibit 10.3

THIRD AMENDMENT
TO AMENDED AND RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP
OF
ARKANSAS CITY APARTMENTS, LIMITED PARTNERSHIP

This Third Amendment to Amended and Restated Agreement and Certificate of Limited Partnership of ARKANSAS CITY APARTMENTS, LIMITED PARTNERSHIP (this “Amendment”), is dated for reference purposes only January 1st, 2012, by and between DAVID B. GIBSON III, an individual (the “Operating General Partner”), and O.L. PURYEAR AND SONS CONSTRUCTION CO., INC., an Arkansas corporation (“OLP”, together with the Operating General Partner, collectively, the “General Partner”); REAL ESTATE ASSOCICATES LIMITED VII, a California limited partnership (the “Withdrawing Limited Partner”); and SOUTHLAND PROPERTIES, INC., an Arkansas corporation (the “Incoming Limited Partner” and together with the General Partner and the Withdrawing Limited Partner, each a “Party” and any two or more, as the context requires, collectively, the “Parties”), with reference to the following:

A.         ARKANSAS CITY APARTMENTS, LIMITED PARTNERSHIP (the “Partnership”) was formed as a limited partnership under the laws of the State of Arkansas and is being governed pursuant to an Amended and Restated Agreement and Certificate of Limited Partnership, dated as of May 7, 1984, as amended by (i) the First Amendment to Amended and Restated Agreement and Certificate of Limited Partnership, dated May 21, 1987, effective as of May 7, 1984 and (ii) the Second Amendment of Amended and Restated Agreement and Certificate of Limited Partnership dated March 10, 1988 (collectively, the “Partnership Agreement”).

B.         The Parties desire to enter into this Amendment to provide for, among other things (i) the withdrawal of the Withdrawing Limited Partner from the Partnership as the Limited Partner of the Partnership, (ii) the admission of the Incoming Limited Partner into the Partnership as the Limited Partner, and (iii) other amendments to the Partnership Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for such other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree that the Partnership Agreement is amended as follows:

1.                  Capitalized terms not defined in this Amendment shall have the meanings set forth in the Partnership Agreement.

2.                  Effective as of the date that the Withdrawing Limited Partner has received the sum of $1,500.00 from the Operating General Partner and/or the Incoming Limited Partner (the “Effective Date”), which payment the Withdrawing Limited Partner acknowledges shall be treated as a direct acquisition of the “Interest” (as that term is defined below) and in full satisfaction of all obligations and liabilities due the Withdrawing Limited Partner in connection with or in any manner arising out of the Partnership, the Project or any other assets owned by the Partnership:

(a)               The Withdrawing Limited Partner withdraws from the Partnership and acknowledges that it has no further interest therein and its entire interest in the Partnership, including, but not limited to, its right to and/or interests in all Cash From Operations, Net Refinancing Cash, Cash from Disposition or Partial Disposition and other Partnership distributions, other Partnership funds and assets, and any reimbursements of expenses, repayments of any loans made by the Withdrawing Limited Partner or any Affiliate to the Partnership (collectively, the “Interest”), is transferred to the Incoming Limited Partner;

(b)               The Incoming Limited Partner is admitted into the Partnership as the Limited Partner; all Profits and Losses, Cash From Operations, Net Refinancing Cash, Cash from Disposition or Partial Disposition and other Partnership assets allocated or to be distributed to the Limited Partner shall be allocated or distributed, as appropriate, to the Incoming Limited Partner; and the Incoming Limited Partner assumes and agrees to perform all of the obligations of the Limited Partner under the Partnership Agreement.

3.                  Notwithstanding the withdrawal of the Withdrawing Limited Partner, each of the other Partners elects to continue the business of the Partnership.

4.                  The defined term “Limited Partner” is deleted in its entirety and replaced with the following:

“Limited Partner” means Southland Properties, Inc., an Arkansas corporation, or its successors and assigns.

5.                  The address for the Limited Partner in Section 13.2.2 of the Partnership Agreement is deleted in its entirety and replaced with the following:

Southland Properties, Inc.

710 Meador Drive

Dumas, Arkansas 71639

6.                  As a material inducement to the Withdrawing Limited Partner entering into this Amendment, the General Partner represents and warrants to the Withdrawing Limited Partner that the following are true and correct:

(a)               The Partnership at all times has been and continues to be a limited partnership duly organized, validly existing and in good standing under the laws governing limited partnerships, as adopted in the state of its formation. The Partnership has taken all requisite action in order to conduct lawfully its business in the state in which the Project is situated, and is not qualified or licensed to do business and is not required to be so qualified or licensed in any other jurisdiction. The Partnership has the full power and authority to carry on its business, including without limitation, to own, lease and operate the Project.

(b)               (i) The execution and delivery of this Amendment by the General Partner and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings, and (ii) assuming the due and proper execution and delivery by the Withdrawing Limited Partner, this Amendment is binding upon and enforceable against the General Partner in accordance with its terms.

(c)               The Partnership has obtained all necessary consents and approvals for the transactions contemplated by this Agreement, including, but not limited to, the consent of the holders of all Mortgages and all Governmental Agencies.

7.                  As a material inducement to the Withdrawing Limited Partner entering into this Amendment, the Incoming Limited Partner hereby represents and warrants to the Withdrawing Limited Partner that the following are true and correct :

(a)               The execution and delivery of this Amendment by the Incoming Limited Partner and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings.

(b)               Assuming the due and proper execution and delivery by the Withdrawing Limited Partner, this Amendment is binding upon and enforceable against the Incoming Limited Partner in accordance with its terms.

(c)               No proceeding before any federal, state, municipal or other governmental department, commission, board or agency is pending against the Incoming Limited Partner or, to the knowledge of the Incoming Limited Partner, threatened against the Incoming Limited Partner pursuant to which an unfavorable judgment would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Amendment or the transactions contemplated hereunder, nor does the Incoming Limited Partner know of any reason to believe any such proceeding will be instituted.

(d)               The Incoming Limited Partner has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Amendment.

(e)               The Incoming Limited Partner is aware of the restrictions on transfer or encumbrance of the Interest under the Partnership Agreement, as well as the transfer restrictions imposed by the Securities Act of 1933, as amended, and applicable state securities laws (the “Securities Laws”).  The Incoming Limited Partner is able to bear the economic risk of its investment in the Interest, is aware that it must hold the Interest for an indefinite period and that the Interest has not been registered under the applicable Securities Laws and may not be sold or otherwise transferred unless permitted by the terms of the Partnership Agreement and the Interest is registered, or an exemption from the registration requirements is available with respect thereto, under the Securities Laws.  The Incoming Limited Partner is acquiring the Interest for its own account and not with a view to resell, transfer or otherwise dispose thereof.

(f)                 The Incoming Limited Partner is an Affiliate of the OLP, a General Partner and, knows, therefore, at least as much about the Partnership as the Withdrawing Limited Partner. The Incoming Limited Partner is experienced in financial transactions such as ownership of the Interest and understands the business and operations of the Partnership and its ownership and operation of the Project.  The Incoming Limited Partner has had an opportunity to ask questions about and seek information about the Interest, the Partnership and the Project, and has not relied upon any express or implied representations or warranties from the Withdrawing Limited Partner with regard to the Interest, the Partnership or the Project, except as expressly provided herein.

8.                  As a material inducement to the General Partner and the Incoming Limited Partner entering into this Amendment, the Withdrawing Limited Partner represents and warrants that the following are true and correct:

(a)               The Withdrawing Limited Partner has at all times been and continues to be duly organized, validly existing and in good standing under the laws governing limited partnerships, as adopted in the state of its formation.

(b)               The Incoming Limited Partner shall acquire the Interest free of any rights or claims thereto by any other party claiming by, through or under the Withdrawing Limited Partner.

(c)               The execution and delivery of this Amendment by the Withdrawing Limited Partner and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings and, assuming the due and proper execution and delivery by the General Partner and the Incoming Limited Partner, this Amendment is binding upon and enforceable against the Withdrawing Limited Partner in accordance with its terms.

(d)               To the Withdrawing Limited Partner’s knowledge, there is no litigation, action, proceeding, investigation or claim pending or threatened against or involving the Interest, or which questions the validity of this Amendment, and, to the Withdrawing Limited Partner’s knowledge, there is no fact or circumstance which could give rise to any such litigation, action, proceeding, investigation or claim.

9.                  The representations and warranties set forth above in paragraphs 6, 7, and 8 are true and correct as of the Effective Date and shall survive the withdrawal of the Withdrawing Limited Partner from and the admission of the Incoming Limited Partner into the Partnership as herein contemplated.

10.              Notwithstanding the withdrawal of the Withdrawing Limited Partner, the General Partner acknowledges that from and after the Effective Date matters may arise that relate back to events that occurred prior to the Effective Date (for purposes of illustration and not limitation, audits by the IRS).  The General Partner agrees that as to such matters (i) the General Partner shall conduct itself in a manner which is consistent with the obligations it had as the General Partner immediately prior to the Effective Date and, accordingly, recognize all of the corresponding rights of the Withdrawing Limited Partner as if the Withdrawing Limited Partner had not withdrawn from the Partnership as provided in this Amendment and (ii) that nothing herein shall relieve the General Partner from such pre-existing obligations. Without limiting the generality of the foregoing, the General Partner shall:

(a)               file on behalf of the Partnership for the current Fiscal Year a United States Partnership Return of Income and such other tax returns and other documents from time to time as may be required by the federal government or by any state or any subdivision thereof within the time(s) prescribed by law for such filings;

(b)               deliver to the Withdrawing Limited Partner within forty-five (45) days after the end of the current Fiscal Year such tax information, including, without limitation, a copy of Schedule K-1, as shall be reasonably necessary for inclusion by the Withdrawing Limited Partner in its federal income tax returns and required state income tax and other tax returns; and

(c)               deliver to the Withdrawing Limited Partner the current Fiscal Year certified financial statement of the Partnership as required pursuant to the terms of Section 11.7 of the Partnership Agreement.

If the General Partner shall fail, for any reason, to prepare and/or deliver to the Withdrawing Limited Partner any of the returns or other information required by this paragraph 10, the Withdrawing Limited Partner shall have the right to cause such returns and other information prepared at the sole cost and expense of the General Partner, plus an administrative fee payable to the Withdrawing Limited Partner in an amount equal to fifteen percent (15%) of the actual out-of-pocket costs incurred by the Withdrawing Limited Partner to have such returns and information prepared. In furtherance of the foregoing, the Withdrawing Limited Partner and its duly authorized representatives shall have the right to inspect and copy such portions of the Partnership’s books of account which are necessary or appropriate for the preparation of such returns and information; provided, however, it is expressly understood and agreed by the Withdrawing Limited Partner that such access is solely for the purpose of preparing such returns or other information that the General Partner failed to prepare and/or deliver as herein provided, and shall not be deemed to grant the Withdrawing Limited Partner any other rights with respect to the Partnership and/or the operation of its business.

11.              Without limiting the generality of the provisions of paragraph 10,

(a)               Within five (5) calendar days after the sending or the receipt of any correspondence or communication relating to the Partnership to or from the IRS which could affect the Withdrawing Limited Partner, the General Partner who is the “tax matters partner” (as that term is defined in the Code) of the Partnership (the “Tax Matters Partner”), shall promptly forward to the Withdrawing Limited Partner a photocopy of all such correspondence or communication(s).

(b)               The Tax Matters Partner, shall not, with respect to any matter which could affect the Withdrawing Limited Partner, take any of the following actions without the prior written consent or approval of the Withdrawing Limited Partner:

(i)                  Extend the statute of limitations for assessing or computing any tax liability against the Partnership (or the amount or character of any Partnership tax items);

(ii)                Settle any audit with the IRS concerning the adjustment or readjustment of any partnership item(s) (within the meaning of Section 6231(a)(3) of the Code);

(iii)               File a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any such request;

(iv)              Initiate or settle any judicial review or action concerning the amount or character of any partnership tax item(s) (within the meaning of Section 6231(a)(3) of the Code); or

(v)                Intervene in any action brought by any other Partner for judicial review of a final adjustment.

12.              In the event of any Partnership level proceeding instituted by the IRS pursuant to Sections 6221 through 6233 of the Code which could affect the Withdrawing Limited Partner, the Tax Matters Partner shall consult with the Withdrawing Limited Partner regarding the nature and content of all action and defense to be taken by the Partnership in response to such proceeding. The Tax Matters Partner also shall consult with the Withdrawing Limited Partner regarding the nature and content of any proceeding pursuant to Sections 6221 through 6233 of the Code instituted by or on behalf of the Partnership (including the decision to institute proceedings, whether administrative or judicial, and whether in response to a previous IRS proceeding against the Partnership or otherwise).

13.              The General Partner approves the withdrawal of the Withdrawing Limited Partner and confirms that there are no unsatisfied conditions or obligations of the Withdrawing Limited Partner under the Partnership Agreement with respect thereto.

14.              All of the provisions of this Amendment shall survive the withdrawal of the Withdrawing Limited Partner from the Partnership.

15.              Except as amended by this Amendment, the Partnership Agreement remains in full force and effect without change.

16.              This Amendment may be executed in counterparts and may be executed by facsimile, each of which shall be deemed to be effective and all of which when taken together, shall constitute one instrument.

17.              Each provision of this Amendment shall be considered separate and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Amendment which are valid, such provision or provisions shall be deemed void and of no effect.

18.              The Parties shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Amendment.

[Signatures on following page(s)]

EXECUTED to be effective as of the Effective Date.

GENERAL PARTNER:	/s/David B. Gibson, III
DAVID B. GIBSON, III, an Individual

O. L. PURYEAR AND SONS CONSTRUCTION
CO., INC., an Arkansas corporation

By: /s/Glynn A. Puryear
Name: Glynn a. Puryear
Title: President

INCOMING LIMITED PARTNER:	SOUTHLAND PROPERTIES, INC., an
Arkansas corporation

By: /s/Annette Cowen
Name: Annette Cowen
Title: President

WITHDRAWING LIMITED PARTNER:	REAL ESTATE ASSOCIATES LIMITED VII,
a California limited partnership

By: NATIONAL PARTNERSHIP INVESTMENTS,
LLC,
a California limited liability company,
its corporate general partner

By: BETHESDA HOLDINGS I, LLC
a Delaware limited liability company,
its member

By: AIMCO/BETHESDA HOLDINGS, INC.,
a Delaware corporation,
its member

By: /s/John Bezzant
Name: John Bezzant
Title: Executive Vice President

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